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                                                                     EXHIBIT 4.1

                        Source Interlink Companies, Inc.
                          27750 Riverview Center Blvd.
                          Bonita Springs, Florida 34134

                                November 30, 2006



AEC Associates L.L.C.
9130 West Sunset Blvd.
Los Angeles, CA  90069

Gentlemen:

                  This letter is in connection with the Stockholders Agreement by and between Source Interlink Companies, Inc., a Delaware corporation ("Source") and AEC Associates L.L.C., a Delaware limited liability company ("AEC Associates"), dated as of February 28, 2005 (the "Stockholders Agreement"). As you know, the Source Board of Directors has determined to reduce the number of directors from 11 to 9 and has adopted certain changes to its By-Laws relating to matters set forth in the Stockholders Agreement.

                  This letter agreement is to amend the Stockholders Agreement so as to conform the Stockholders Agreement to such amended By-Laws. Specifically, the parties hereby agree to eliminate and delete from the Stockholders Agreement Sections 2.1, 2.2, 2.3, 2.4, 2.5 and 2.6, effective November 30, 2006.

                  If you are in agreement with the foregoing, please sign and return this letter which will constitute an agreement between us as to the foregoing.

                                       Very truly yours,

                                       SOURCE INTERLINK COMPANIES, INC.


                                       By:   /s/ James R. Gillis
                                             ----------------------------------
                                       Its:  Interim Co-Chief Executive Officer
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AGREED AND ACCEPTED:

AEC ASSOCIATES L.L.C.


By:    /s/ Robert P. Bermingham
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Its:   Vice President and Secretary
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